EXHIBIT 10.20

                         STATE STREET GLOBAL ADVISORS
                      INCENTIVE COMPENSATION PLAN - 1995

PURPOSE:
     The purpose of the plan is to provide all employees significant incentive to enhance the financial performance of State Street Global Advisors ("SSGA") and State Street Boston Corporation.

PARTICIPATION:
     All officers and full time non-officers with a minimum of six months of tenure with SSGA are eligible to participate.

BONUS POOL:
     The pool will be generated by contributions that are based on the 1995 Global Advisors financial achievement after the revenue sharing related to the Agreement between State Street Bank and Trust Company and State Street Global Advisors. For the year 1995, revenue sharing has been agreed at a rate of 41.7% of Adjusted Revenues - at budget.

AWARDS:
     All non-officers who are meeting job standards will be eligible to receive awards. The amounts will be determined based on the non-officer's contribution. All awards will be paid in February 1996.

     All officers who are meeting job standards will be eligible to receive awards. The amounts will be determined based on their contribution. Officers will receive 70% of their award in February, 1996, the other 30% will be deferred and paid in equal portions in February, 1997 and February, 1998. Deferred awards will earn interest at a rate equal to the effective yield to maturity, respectively, on the one and two year U.S. Treasury notes with an issue date closest to February 15, 1996.

     In no case, will the sum of the awards exceed the Bonus Pool.

     Awards will be recommended by each Participant's manager based on the Participant's contribution and all awards are subject to the approval of the Chief Executive Officer of State Street Global Advisors, the Chief Executive Officer and the Executive Compensation Committee of State Street Boston
Corporation. If a participant ceases to be employed by State Street Global Advisors, or State Street Boston Corporation or one of its subsidiaries, (provided, however, that this provision shall not apply if the participant's employment is terminated by reason of death or disability) prior to the date of actual payment of any incentive or deferral, no payment shall be made.